EXHIBIT 2.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ELEGANCE SPIRITS, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:

That at a meeting of the Board of Directors of Elegance Spirits, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED	That the Certificate of Incorporation of this corporation be amended by changing Article thereof number IV so that as amended, said Articles shall be read as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Articles of Incorporation, the Voting Common Stock shall have twenty votes per every share of stock held and shall now be referred to as “Super Voting Common Stock.”

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Articles of Incorporation, the Non-Voting Common Stock shall have one vote per every share of stock held and shall now be referred to as “Voting Common Stock.”

SECOND:

That thereafter, pursuant to the resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:	That said amendment was duly adopted in accordance with the provisions of Section 242 of the GCL of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have executed these Articles of Amendment this 1st day of August, 2019

By:	/s/ Amit Raj Beri
Amit Raj Beri
Chairman of the Board of Directors